EXHIBIT (4)(c) Stock Agreement with Atlas, Pearlman, Trop & Borkson, P.A.

Health Professionals Inc.
================================================================================
515 E. Las Olas Blvd, Suite 1600, Fort Lauderdale, FL 33301 * (305) 766-2552

                                                    January 15, 1996

ATLAS PEARLMAN TROP & BORKSON, P.A.
200 East Las Olas Boulevard
Suite 1900
Fort Lauderdale, FL 33301

Gentlemen:

         In connection with the services that your firm has rendered to Health Professionals, Inc. and its subsidiaries, as well as the services that will be rendered this year for the Company's filings with the SEC, this letter shall confirm and memorialize HPI's agreement to effectuate partial payment of your invoices by issuing to your firm 90,000 shares of the Company's common stock. This shall further confirm the company's agreement to register the stock should the Company undertake to file an S-8 registration statement.

         I would ask that you memorialize your acceptance of this agreement by signing below.

                                            Very truly yours,

                                             /s/Bradford J. Beilly
                                             --------------------------
                                             Bradford J. Beilly
                                             Vice President-General Counsel

BJB:cp

Accepted and Agreed:

/s/ATLAS PEARLMAN TROP & BORKSON, P.A
----------------------------------
ATLAS PEARLMAN TROP & BORKSON, P.A